Exhibit 3.12(a)

CERTIFICATE OF FORMATION

OF

CBRE GOVERNMENT SERVICES, LLC

1. The name of the limited liability company is CBRE Government Services, LLC (the “Company”).

2. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the registered agent of the Company is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the Company this 20th day of October, 2010.

By:	/s/ Cindy Kee
Cindy Kee
Authorized Person